Exhibit 2.1

STOCK PURCHASE AGREEMENT

SOJA, INC.

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of October 24 2012 (the “Effective Date”), by and between RICHARD MELOGRANO (“MELOGRANO”), MICHAEL COOK (“COOK”), SCOTT GLASS (“GLASS”) the “Sellers”, and GrowLife Hydroponics, Inc., a Delaware Corporation (“Purchaser”), with reference to the following facts:

A. Soja, Inc., a California corporation dba Urban Garden Supplies (the “Company”) operates a hydroponic supply store located at 22516 Ventura Blvd., Woodland Hills, CA 91362.

B. The Company has ten thousand (10,000) shares of Common Stock duly authorized, of which one thousand (1,000) shares are issued and outstanding.

D. GLASS owns three hundred, thirty-three (333) shares of Common Stock, RICHARD MELOGRANO owns three hundred, thirty-four (334) and MICHAEL COOKE owns three hundred, thirty-three (333) of all of the issued and outstanding shares of Common Stock of the Company.

E. GLASS desires to sell to Purchaser and Purchaser desires to purchase, a total of three hundred, thirty-three (333) of the currently issued and outstanding shares of Common Stock for the purchase price of Sixteen Thousand Dollars and no cents ($16,666.00) paid as stated in paragraph 1.1 (a).

E. COOK desires to sell to Purchaser and Purchaser desires to purchase, a total of three hundred, thirty-three (333) of the currently issued and outstanding shares of Common Stock for the purchase price of Sixteen Thousand Dollars and no cents ($16,666.00) paid as stated in paragraph 1.1 (a).

E. MELOGRANO desires to sell to Purchaser and Purchaser desires to purchase, a total of three hundred, thirty-three (334) of the currently issued and outstanding shares of Common Stock for the purchase price of Sixteen Thousand Dollars and no cents ($16,667.00) paid as stated in paragraph 1.1(a).

F. Subsequent to the transaction contemplated herein, MELOGRANO shall own zero percent (0%) of the shares of Common Stock currently issued and outstanding, COOK shall own zero percent (0%) of the shares of Common Stock currently issued and outstanding, GLASS shall own zero percent (0%) of the shares of Common Stock currently issued and outstanding, and Purchaser shall own 100 percent (100%) of the shares of Common Stock currently issued and outstanding.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE OF SHARES

1.1 Purchase of Shares. Subject to the terms and conditions set forth herein GLASS, COOK, and MELOGRANO shall sell to Purchaser and Purchaser shall purchase from GLASS, COOK, and MELOGRANO all of their shares (1,000) of Common Stock.

After the sale and purchase of the Shares as contemplated herein, the stock ownership of the Company shall be as follows:

Shareholder Number of shares Percent of Ownership

MELOGRANO 0 shares 0%

COOK 0 shares 0%

GLASS 0 shares 0%

Purchaser 1,000 shares 100%

1,000 shares 100.0%

a. Consideration. The purchase price for the Shares purchased from MELOGRANO shall be paid in the form of a stock transfer of shares of the purchaser, GrowLife, Inc. a stock which is publically traded under the ticker symbol, PHOT. The number of shares transferred to MELOGRANO shall be calculated by taking the average of the closing price for the shares of GrowLife, Inc. for the business week ending October 12, 2012 to calculate a per share value of GrowLife, Inc. and then transferring to MELOGRANO enough shares to reach a total monetary value of $16,667.00. These GrowLife, Inc. shares shall be issued and transferred to MELOGRANO on or before November 15, 2012 and confirmation that the shares are authorized and in the process of being issued by the GrowLife, Inc., transfer agent are attached as Exhibit E. As additional consideration, for the Shares, Purchaser agrees to assume liability for the debts relating to Urban Garden Supplies, Soja, Inc. dba Urban Garden Supplies which are stated inExhibit A. Note: Creditor Sunlight Supply, Inc. has the account name of Urban Garden Supplies as “Urban Garden Supply.” Purchaser agrees to execute a form of the attached novation agreement (Exhibit B) whereby Purchaser, or an agent of Purchaser, agrees with creditor, Sunlight Supply, Inc. to become personally and solely liable for the debt of Urban Garden Supplies and Soja, Inc.

The purchase price for the Shares purchased from GLASS shall be paid in the form of a stock transfer of shares of the purchaser, GrowLife, Inc. a stock which is publically traded under the ticker symbol, PHOT. The number of shares transferred to GLASS shall be calculated by taking the average of the closing price for the shares of GrowLife, Inc. for the business week ending October 12, 2012 to calculate a per share value of GrowLife, Inc. and then transferring to GLASS enough shares to reach a total monetary value of $16,666.00. These GrowLife, Inc. shares shall be issued and transferred to GLASS on or before November 15, 2012 and confirmation that the shares are authorized and in the process of being issued by the GrowLife, Inc., transfer agent are attached as Exhibit E. As additional consideration, for the Shares, Purchaser agrees to assume liability for the debts relating to Urban Garden Supplies, Soja, Inc. dba Urban Garden Supplies which are stated inExhibit A. Note: Creditor Sunlight Supply, Inc. has the account name of Urban Garden Supplies as “Urban Garden Supply.” Purchaser agrees to execute a form of the attached novation agreement (Exhibit B) whereby Purchaser, or an agent of Purchaser, agrees with creditor, Sunlight Supply, Inc. to become personally and solely liable for the debt of Urban Garden Supplies and Soja, Inc.

The purchase price for the Shares purchased from COOK shall be paid in the form of a stock transfer of shares of the purchaser, GrowLife, Inc. a stock which is publically traded under the ticker symbol, PHOT. The number of shares transferred to COOK shall be calculated by taking the average of the closing price for the shares of GrowLife, Inc. for the business week ending October 12, 2012 to calculate a per share value of GrowLife, Inc. and then transferring to COOK enough shares to reach a total monetary value of $16,666.00. These GrowLife, Inc. shares shall be issued and transferred to COOK on or before November 15, 2012 and confirmation that the shares are authorized and in the process of being issued by the GrowLife, Inc., transfer agent are attached as Exhibit E. As additional consideration, for the Shares, Purchaser agrees to assume liability for the debts relating to Urban Garden Supplies, Soja, Inc. dba Urban Garden Supplies which are stated inExhibit A. Note: Creditor Sunlight Supply, Inc. has the account name of Urban Garden Supplies as “Urban Garden Supply.” Purchaser agrees to execute a form of the attached novation agreement (Exhibit B) whereby Purchaser, or an agent of Purchaser, agrees with creditor, Sunlight Supply, Inc. to become personally and solely liable for the debt of Urban Garden Supplies and Soja, Inc.

b. All Asset Purchase. The sale of the shares of the Soja, Inc. stock shall represent a sale of all assets of Urban Garden Supplies including the inventory of the store located at 22516 Ventura Blvd., Woodland Hills, CA 91364 and other assets as listed on Exhibit C.

c. Delivery of Certificates. In exchange for the payment of the Purchase Price, MELOGRANO, COOK, and GLASS shall return the stock certificates representing the Shares that they own to the Company and MELOGRANO shall cause the Company to deliver new stock certificates to the Purchaser representing the new ownership of the shares of Common Stock as set forth herein. The delivery of certificates shall occur concurrently on or before November 15, 2012.

d. No Other Consideration. Purchaser warrants that there has been no promises of additional consideration made to any of the shareholders and that it will not provide any additional consideration for this transaction.

1.2 S Corporation Provision. The income, loss, deductions or credits of the Company up to and including the Effective Date shall be allocated to the Seller from the first day of the Company’s taxable year through the Effective Date. Beginning on the day after the Effective Date, the income, loss, deductions or credits attributable to the Company shall be allocated among the Seller and Purchasers in proportion to the number of shares of Common Stock held by each party from the day after the Effective Date through the last date of the Company’s taxable year. The parties will cause the Company to make an election under Internal Revenue Code section 1377(a)(2) to treat the Company as if it had two taxable years in 2012, the first ending on the Effective Date.

1.3 Shareholder Agreement. As of the date of the concurrent exchange of the shares which shall occur on or before November 15, 2012, the Sellers shall by agreement dissolve that certain Shareholder Agreement (the “Shareholder Agreement”), attached hereto as Exhibit D.

ARTICLE II REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Purchasers. Purchaser hereby represents and warrants to Seller that:

a. Due Authorization, Execution and Delivery; Effect of Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the other documents referenced herein and the consummation by the Purchaser of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

b. Purchase for Own Account for Investment. The Purchaser is purchasing the Shares for its own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). The Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Purchasers has any beneficial ownership of any of the Shares being purchased hereunder.

c. Access to Information. The Purchaser has had access to all information regarding Company and its present and prospective business, assets, liabilities and financial condition that the Purchaser reasonably considers important in making the decision to purchase the Shares, and the Purchaser has had ample opportunity to ask questions of Company’s representatives concerning such matters and this investment.

d. Understanding of Risk. The Purchaser has experience in and is familiar with the Business and is fully aware of: (i) the highly speculative nature of the investment in the Shares; (ii) the financial hazards involved; (iii) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Purchasers may not be able to sell or dispose of the Shares or use them as collateral for loans); and (iv) the qualifications and backgrounds of the management of Company.

e. Purchaser’s Qualifications. The Purchaser has preexisting business experience concerning the type of business being purchased and Purchasers’ officers and/or directors have background and experience of a nature and duration sufficient so that the Purchaser has the background and experience to make business judgments concerning the character, business acumen and general business and financial circumstances of Company and/or such officers and directors. By reason of Purchaser’s business or financial experience, the Purchaser is capable of evaluating the merits and risks of this investment and has the ability to protect Purchaser’s own interests in this transaction.

f. No General Solicitation. At no time was the Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

g. Restrictions on Transfer. The Purchaser understands that such Purchaser may not transfer any Shares unless such Shares are registered under the 1933 Act or qualified under the Law or unless, in the opinion of counsel to Company, selected by Company, exemptions from such registration and qualification requirements are available.

h. Tax Consequences. The Purchaser acknowledges that he could suffer adverse tax consequences as a result of the receipt of the Shares or the disposition of the Shares. Each Purchaser represents, warrants, and agrees that:

(i) The Purchaser has been advised to consult with a tax advisor that he or she deems advisable in connection with this transaction and is not relying on Sellers and/or the Company or its counsel for any tax advice; and

(ii) The Purchaser will be solely responsible for any and all taxes or tax consequences in connection with the Shares being purchased hereunder.

2.2 Representations and Warranties of Sellers. Sellers hereby represent and warrant to the Purchasers that:

a. Due Authorization, Execution and Delivery; Effect of Agreement. The execution, delivery and performance by Sellers of this Agreement and the other documents referenced herein and the consummation by Sellers of the transactions contemplated hereby has been duly authorized by all necessary action on the part of Sellers. This Agreement has been duly and validly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation by Sellers of the transactions contemplated hereby do not violate or conflict with any applicable law or any agreement, order, judgment or decree to which Sellers are a party or by which Sellers or any of his assets are bound.

b. Ownership of Shares. Sellers are the lawful beneficial owners of the Shares, free and clear of any security interest, claim, lien, pledge, option, encumbrance or restriction on transferability (except as may be provided under applicable securities law, rules or regulations or otherwise) whatsoever, and the delivery of said Shares, when delivered to Purchaser by Sellers, will transfer to Purchaser lawful, valid and indefeasible title thereto, free and clear of any and all security interests, claims, liens, pledges, options, encumbrances or restrictions whatsoever.

c. Authority. Sellers have the requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligations of Sellers, enforceable in accordance with its terms and conditions, except as may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting enforcement of creditors' rights generally; and (ii) by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

d. Compliance with Laws and Permits. Sellers, in the conduct of the Business and in the ownership of the Assets, have not violated and are not in violation of, nor has it made any improper payments or incurred any liability in respect of, any material provision of state or local laws, codes, regulations or ordinances, including, without limitation, relating to environmental protection, health, hazardous or toxic substances, building use and occupancy, fire or safety hazards, occupational safety, labor or employee benefit or employment discrimination laws, nor have Sellers, as the case may be, received any notices of investigation or violation pertaining to any such matters. Sellers have all material licenses and permits required by governmental authorities related to the operation of the Business as currently being conducted.

e. Taxes. All Tax (as defined herein) obligations of Sellers with respect to its operation of the Business's business have been timely paid and, and Sellers have no liability for any Tax obligations with respect to its operation of the Business's business and no interest or penalties have accrued or are accruing with respect thereto, whether state, county, local or otherwise with respect to any periods prior to the Effective Date. As used herein the term "Tax" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

f. Insurance. Sellers have, with respect to operation of the Company, maintained adequate insurance protection against all liabilities, claims and risks against which it is customary for corporations engaged in the same or a similar business similarly situated to insure.

g. Claims and Legal Proceedings. There is no claim, products liability action, litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decree outstanding, against Sellers. To the best of Seller's knowledge, there is no reasonable basis for future claims, litigations, proceedings or investigations against Sellers which, if adversely determined, might have a material adverse effect on any of the Assets, the Company business as currently being conducted, or the rights, duties or obligations of the parties set forth in this Agreement

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1 Necessary Acts and Further Documents. Each of the parties to this Agreement shall perform any and all acts and shall execute any and all documents that may be reasonably necessary to carry out the provisions and the intent of this Agreement.

3.2 Binding on Successors and Assigns. This Agreement shall be binding upon the parties hereto and their executors, administrators, successors and assigns.

3.3 Amendments. This Agreement may be amended only by a written instrument executed by the parties hereto.

3.4 Notices. Any and all notices, demands, requests or other communications required or permitted by this Agreement or by law to be served on, given to or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given or delivered upon delivery by facsimile transmission (and duplicated by any of the alternative notice methods that follow), by hand delivery, by nationally recognized overnight express courier (fees prepaid), or by certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

If to Seller: Richard Melograno 685 Cowles Road Santa Barbara, CA 93108 With a copy to: Law Offices of Carolyn C. Phillips 2625 Townsgate Rd. Suite 330 Westlake Village, CA 91361	If to Purchaser, : Sterling Scott GrowLife, Inc. 22516 Ventura Blvd. Woodland Hills, CA 91362

Any notice which is addressed and transmitted in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient (a) three (3) days after the day it is so placed in the mail, (b) one (1) business day after deposit with overnight courier, (c) upon delivery when given by hand delivery, or (d) upon receipt of delivery confirmation after transmission by facsimile (if confirmed by any of the methods above). Any party may change their address for the purposes of this Agreement by giving notice of the change, in the manner required by this Paragraph, to the other party.

3.5 Governing Law; Jurisdiction; Venue. This Agreement shall be construed and governed by the laws of the State of California. By execution and delivery of this Agreement, the parties hereto agree and accept that any legal action or proceeding with respect to this Agreement shall be brought in the federal or state courts for the State of California, County of Los Angeles or County of Ventura, and the parties expressly waive any objection to personal jurisdiction, venue or forum non conveniens.

3.6 Expenses. Purchaser and Sellers shall pay their own expenses, including, without limitation, accounting fees and expenses, incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby. Purchaser has agreed to pay one-half of the attorney’s fees incurred by the Law Offices of Carolyn C. Phillips, however, the Law Offices of Carolyn C. Phillips does not reprepresent purchaser in any manner, Purchaser’s CEO is also an attorney, and purchaser had been advised to seek its own attorney to review all documents drafted in contemplation of this transaction.

3.7 Interpretation. All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. In the event any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of Seller or his counsel.

3.8 Sole and Only Agreement. The Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between them regarding the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party. Any failure by the parties hereto to insist on strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

3.9 Representation. Purchasers and Scott Glass acknowledge that they (a) were represented by separate and independent counsel of their own choosing in the negotiations of this Agreement, or (b) expressly waived the opportunity to employ separate and independent counsel of their own choosing in connection with this Agreement. Purchasers understand that this Agreement was prepared by the attorneys for Seller and that all terms and provisions of this Agreement shall be fully enforceable, notwithstanding any decision not to employ separate and independent counsel.

Purchaser (initials)

Scott Glass (initials)

3.10 Mediation. The parties hereby agree that they will attempt in good faith to resolve any disagreements arising out of or related to this Agreement. If a disagreement should arise that the parties are unable to resolve, an attempt to resolve the disagreement shall be made by an independent third party mediator acceptable by all parties. The costs of the mediation, including the mediator’s fees, and the costs for the use of facilities during the mediation, shall be borne equally by the parties to the mediation. Each party is solely responsible for such party’s attorneys’ fees. If the parties are not able to resolve the dispute through mediation within ninety (90) days from the appointment of the mutually selected mediator, or if the parties are unable to agree on a mediator within thirty (30) days of the initiating party’s written request to the other party to mediate the dispute, then upon written notice given by the initiating party to the other parties, the dispute will be resolved by binding arbitration pursuant to Section 3.11.

3.11 Arbitration. Any controversy or claim arising out of or related to this Agreement, the breach thereof, or the coverage of this arbitration provision with respect to a controversy, dispute or claim between the parties to this Agreement, shall be settled by final and binding arbitration before a retired judge in Los Angeles County or Ventura County, California, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Discovery in accordance with such Commercial Arbitration Rules shall be allowed to the extent the arbitration panel shall determine. Nothing contained herein shall prevent any party from seeking and obtaining equitable relief, including but not limited to, prohibitory or mandatory injunctions, specific performance, or extraordinary writs. Judgment on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover the costs of the arbitration, including any arbitration association administration fees, the arbitrator’s fees and the costs for the use of facilities during the hearings, and reasonable attorneys’ fees, as determined by the arbitrator. The arbitrator shall determine the “prevailing party.”

3.12 Attorneys’ Fees. Except as provided in Section 3.10 and Section 3.11, in the event of any claim, dispute or controversy arising out of or relating to this Agreement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to recover his court costs and reasonable out-of-pocket expenses, (including, without limitation both taxable and non-taxable costs), and such costs and expenses shall include, without limitation, phone calls, photocopies, expert witness, travel, etc., and reasonable attorneys’ fees to be fixed by the court in addition to costs he is entitled to as a matter of right. Such recovery shall include court costs, out-of-pocket expenses and attorneys’ fees on appeal, if any. The court shall determine the “prevailing party,” whether or not the dispute or controversy proceeds to final judgment.

3.13 Survival. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall continue until any and all obligations have been fully paid, performed and discharged in full.

3.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which will constitute a fully-executed Agreement. Transmittal and receipt of a facsimile copy of this Agreement with the facsimile signature(s) shall be binding on the parties hereto, with the original executed Agreement to be delivered subsequently via overnight mail. The failure to deliver the original signature copy and/or the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

3.15 Indemnification by Sellers. Sellers shall indemnify, defend, and hold harmless Buyer from and against all losses, claims, assessments, demands, damages, liabilities, obligations, costs, and expenses, including without limitation, reasonable attorney fees and costs (collectively, "Damages") sustained or incurred by Buyer (i) by reason of the breach of any of the obligations, covenants, or provisions of this Agreement by, or the inaccuracy of any of the representations or warranties made by, Seller herein; (ii) arising out of or relating to any liabilities or obligations of Sellers; (iii) arising out of or relating to any local, state, or federal sales, use, or excise tax liabilities of Sellers; (iv) arising out of or relating to any third party claims or litigation relating to incidents occurring on or prior to the Effective Date in connection with the Business, except any Damages arising from or relating to the acts or omissions of Buyer.

3.16 Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller, from and against all Damages sustained or incurred by Sellers (i) by reason of breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by Purchaser herein; (ii) arising out of or relating to any liabilities or obligations of Purchaser; (iii) arising out of or relating to any local, state, or federal sales, use, or excise tax liabilities of Purchaser; (iv) arising out of or relating to any third party claims or litigation arising out of incidents occurring from and after the Effective Date in connection with the Company, except any Damages arising from or relating to the acts or omissions of Sellers.

3.17 Procedure for Indemnification.

a. Upon the assertion by any third party of a claim that may give rise to rights of indemnification under Sections 3.15 or 3.16 the party entitled to be indemnified (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in writing of the claim. The Indemnifying Party may undertake the defense, compromise, or settlement of such claim, provided that:

(i) The Indemnifying Party shall timely provide to the Indemnified Party all information with respect to such defense, compromise, or settlement as the Indemnified Party may request; and

(ii) The Indemnifying Party shall not assume any position or take any action in connection with such defense, compromise, or settlement that would impose an obligation of any kind or restrict the actions of the Indemnified Party, it being understood that the Indemnifying Party would be acting solely on its own behalf, for its own account, and at its own risk.

b. In the event that the Indemnifying Party does not undertake the defense, compromise, or settlement of such claim as provided in the foregoing, the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such claim on behalf of, for the account of, at the expense of, and at the risk of the Indemnifying Party. The Indemnified Party shall, however, notify the Indemnifying Party of any compromise or settlement of any such claim. Any such claim paid by the Indemnified Party shall be payable by the Indemnifying Party to the Indemnified Party on demand of the Indemnified Party with interest thereon from the date of demand at the rate of eight percent (8%) per annum.

IN WITNESS WHEREOF, the parties have executed this STOCK PURCHASE AGREEMENT as of the Effective Date.

Dated: October ____, 2012 _____________________________________ RICHARD MELOGRANO, Seller Dated: October ____, 2012 _____________________________________ MICHAEL COOK, Seller

Dated: October ____, 2012

_____________________________________

Sterling Scott as CEO of GrowLife Hydroponics, Inc., Purchaser

Dated: October ____, 2012

_____________________________________

SCOTT GLASS, Seller

EXHIBIT B TO STOCK PURCHASE AGREEMENT

SOJA, INC.

NOVATION AGREEMENT

Soja, Inc. dba Urban Garden Supply, located at 22516 Ventura Blvd., Woodland Hills, CA 91364 (“Original Debtor”), Michael Cook, Scott Glass, Richard Melograno (collectively, Cook, Glass and Melograno are referred to as “Original Guarantors”), GrowLife Hydroponics, Inc., located at 20259 Ventura Blvd., Woodland Hills, CA 91364 (“New Debtor”), Sterling Scott (“New Guarantor”), and Sunlight Supply, Inc., located at 5408 N.E. 88th Street, Suite A-101, Vancouver, WA 98665 (“Creditor”), in consideration of the promises made herein, agree as follows:

1. Original Agreements. On July 23, 2002, Original Debtor entered into a Business Application and Credit Agreement with Creditor (“Credit Agreement”). Michael Cook, as representative of Original Debtor, Cook agreed to personally guarantee the extension of credit by Creditor to Original Debtor, and to pay any and all debts owed by Original Debtor to Creditor. A copy of the Credit Agreement is attached hereto as Exhibit 1. On September 16, 2009, Original Debtor entered into a Security Agreement with Creditor, a copy of which is attached hereto as Exhibit 2. Also on September 16, 2009, Scott Glass, as manager of Original Debtor, and Richard Melograno, as owner of Original Debtor, each agreed to personally guarantee the extension of credit by Creditor to Original Debtor, and to pay any and all debts owed by Original Debtor to Creditor. Copies of the Glass and Melegrano personal guarantees are attached hereto as Exhibit 3.

2. Outstanding Debt. The amount owed by Original Debtor to Creditor is $70,369.93. A copy of the Creditor’s accounting of this debt is attached hereto as Exhibit 4.

3. Assumption of Liability. Messrs. Cook, Melograno and Glass are in the process of, transferring their respective interests in Original Debtor to New Debtor. New Debtor is purchasing the stock of Old Debtor pursuant to the Stock Purchase Agreement, which is attached to this Novation agreement as Exhibit B. As additional consideration under the Stock Purchase Agreement, New Debtor has agreed to the following:

a. New Debtor agrees to and does hereby assume liability for the $70,369.93 debt owing to Creditor. New Debtor will pay the debt as follows: commencing November 1, 2012, New Debtor will make 9 weekly payments of $500.00. Commencing January 3, 2013, New Debtor will make 52 weekly payments of $1,000.00. New Debtor will pay the remaining balance of the debt on or before December 31, 2013.

b. New Debtor agrees to execute a Wholesale Account Application in the form attached as Exhibit 5 contemporaneously with the execution of this Novation.

c. New Debtor agrees to execute a Security Agreement in the form attached as Exhibit 6 contemporaneously with the execution of this Novation.

d. New Guarantor will execute the personal guaranty in the Security Agreement attached hereto as Exhibit 6 contemporaneously with the execution of this Novation.

Subject to the foregoing, Creditor will extend New Debtor a $20,000 line of credit. Creditor will grant New Debtor a 3% discount on invoices prepaid via ACH. The ACH sweeps will be made weekly. By way of example, if New Debtor purchases $3000.00 worth of goods on November 6, 2012, Creditor would sweep New Debtor’s account for $3000.00 less the 3% discount, plus the $500.00 weekly payment described in Paragraph 3(a) above. If any of New Debtor’s checks are returned for non-sufficient funds, or any ACH transaction fails for non-sufficient funds, at any time during the six month period commencing from the date New Debtor signs this Novation (the “Wait Period”), Creditor shall have the right to immediately stop the ACH discount and to ship to New Debtor on a “Cash on Delivery (COD)” basis, without notice. Upon the expiration of the Wait Period, Creditor’s standard terms and conditions regarding warnings for ACH failed transactions will apply. Except as expressly modified herein, all of Creditor’s standard terms and conditions are applicable to New Debtor’s line of credit.

4. Novation. Original Debtor and Creditor agree to substitute New Debtor and New Guarantor in place of Original Debtor and Original Guarantors with respect to the obligation described in Paragraphs 1, 2, and 3. New Debtor and New Guarantor promise and agree to perform the obligation described in Paragraphs 1, 2, and 3. Subject to Paragraph 6, Creditor agrees to and does hereby release and discharge Original Debtor and Original Guarantors from the obligation described in Paragraphs 1, 2, and 3.

5. Finality of Substitution. The substitution made by this agreement shall be final, except as otherwise provided by law.

6. Contingent upon Transfer. This Novation is contingent upon the execution of the Stock Purchase Agreement, and New Debtor and New Guarantor’s performance of the obligations in Paragraph 3. Original Debtor, Cook, Glass and Melegrano expressly agree that they will not transfer any of the assets of Original Debtor, including but not limited to the assets that constitute collateral under the Security Agreement, until the proposed parties to the Stock Purchase Agreement execute that agreement.

6. General. This Novation is governed by the laws of the state of California. This Novation may be executed in multiple counterparts, each of which shall constitute an original, and all of which will constitute a fully-executed Novation. Transmittal and receipt of a facsimile copy of this Novation with the facsimile signature(s) shall be binding on the parties hereto, with the original executed Novation to be delivered subsequently via overnight mail. The failure to deliver the original signature copy and/or the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Novation.

IN WITNESS WHEREOF, the parties have executed this Novation as of the Effective Date, October ___, 2012.

Dated: October ____, 2012

_____________________________________

JOHN BATESON, CFO Sunlight Supply, Inc. Novation Agreement Soja, Sunlight, Growlife Page 4

Exhibit B – Novation Agreement – to Stock Purchase Agreement dated October ____, 2012 for Soja, Inc. MELOGRANO, COOK, GLASS, GROWLIFE, Inc.

Dated: October ____, 2012

Soja, Inc. dba Urban Garden Supply

_________________________________

By: _____________________________

Its: _____________________________

Dated: October ____, 2012

_____________________________________

RICHARD MELOGRANO,

Dated: October ____, 2012

_____________________________________

SCOTT GLASS

Dated: October ____, 2012

GrowLife, Inc

_________________________________

By: Sterling Scott

Its: CEO

Dated: October ______, 2012

___________________________________ MICHAEL COOK

Dated: October ______, 2012

_____________________________ STERLING SCOTT